UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                       Ship Finance International Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Shares, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G81075106
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G81075106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Frontline Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     73,383

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     73,383

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     73,383

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. G81075106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Hemen Holding Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     4,128,177

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     4,128,177

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,128,177

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.67%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. G81075106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Farahead Investment Inc.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Liberia

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     26,000,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     26,000,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     26,000,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     35.74%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. G81075106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Farahead Holdings Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     26,000,000

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     26,000,000

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     26,000,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     35.74%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. G81075106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Greenwich Holdings Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     30,128,177

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     30,128,177

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,128,177

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     41.41%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. G81075106
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     John Fredriksen

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cyprus

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     30,201,560

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     30,201,560

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     30,201,560

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     41.52%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. G81075106
          ---------

Item 1(a).  Name of Issuer:

            Ship Finance International Limited
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            Par-la-Ville Place
            14 Par-la-Ville Road
            Hamilton HM 08, Bermuda
            --------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:

            Frontline Ltd.
            Hemen Holding Ltd.
            Farahead Investment Inc.
            Farahead Holdings Ltd.
            Greenwich Holdings Ltd.
            John Fredriksen
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            Frontline Ltd.
            Par-la-Ville Place
            14 Par-la-Ville Road
            Hamilton HM 08, Bermuda

            Hemen Holding Ltd.
            c/o Seatankers Management Co. Ltd.
            P.O. Box 53562 CY-3399 Limassol, Cyprus

            Farahead Investment Inc.
            c/o Seatankers Management Co. Ltd.
            P.O. Box 53562 CY-3399 Limassol, Cyprus

            Farahead Holdings Ltd.
            c/o Seatankers Management Co. Ltd.
            P.O. Box 53562 CY-3399 Limassol, Cyprus

            Greenwich Holdings Ltd.
            c/o Seatankers Management Co. Ltd.
            P.O. Box 53562 CY-3399 Limassol, Cyprus

            John Fredriksen
            c/o Seatankers Management Co. Ltd.
            P.O. Box 53562 CY-3399 Limassol, Cyprus
            --------------------------------------------------------------------

      (c).  Citizenship:

            Frontline Ltd. - Bermuda
            Hemen Holding Ltd. - Cyprus
            Farahead Investment Inc. - Liberia
            Farahead Holdings Ltd. - Cyprus
            Greenwich Holdings Ltd. - Cyprus
            John Fredriksen - Cyprus
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Shares, par value $1.00 per share
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            G81075106
            --------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Frontline Ltd. - 73,383
          Hemen Holding Ltd. - 4,128,177
          Farahead Investment Inc. - 26,000,000
          Farahead Holdings Ltd. - 26,000,000
          Greenwich Holdings Ltd. - 30,128,177
          John Fredriksen - 30,201,560
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Frontline Ltd. - 0%
          Hemen Holding Ltd. - 5.67%
          Farahead Investment Inc. - 35.74%
          Farahead Holdings Ltd. - 35.74%
          Greenwich Holdings Ltd. - 41.41%
          John Fredriksen - 41.52%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote

               Not Applicable

          (ii) Shared power to vote or to direct the vote

               Frontline Ltd. - 73,383
               Hemen Holding Ltd. - 4,128,177
               Farahead Investment Inc. - 26,000,000
               Farahead Holdings Ltd. - 26,000,000
               Greenwich Holdings Ltd. - 30,128,177
               John Fredriksen - 30,201,560

         (iii) Sole power to dispose or to direct the disposition of

               Not Applicable

          (iv) Shared power to dispose or to direct the disposition of

               Frontline Ltd. - 73,383
               Hemen Holding Ltd. - 4,128,177
               Farahead Investment Inc. - 26,000,000
               Farahead Holdings Ltd. - 26,000,000
               Greenwich Holdings Ltd. - 30,128,177
               John Fredriksen - 30,201,560
               -----------------------------------------------------------------

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Instruction: Dissolution of a group requires a response to this item.

         Not Applicable
         -----------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not Applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         Not Applicable
         -----------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not Applicable
         -----------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not Applicable
         -----------------------------------------------------------------------

Item 10. Certification.

         Not Applicable
         -----------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          FRONTLINE LTD.

                                          By: /s/ Jens Martin Jensen
                                              ----------------------
                                              Name:  Jens Martin Jensen
                                              Title: Acting Principal Executive
                                                     Officer
                                              Date:  February 17, 2009


                                          HEMEN HOLDING LTD.

                                          By: /s/ Dimitris Hannas
                                              ----------------------
                                              Name:  Dimitris Hannas
                                              Title: Director
                                              Date:  February 17, 2009


                                          FARAHEAD INVESTMENT INC.

                                          By: /s/ Marios Saveriades
                                              ----------------------
                                              Name:  Marios Saveriades
                                              Title: President
                                              Date:  February 17, 2009


                                          FARAHEAD HOLDINGS LTD.

                                          By: /s/ Dimitris Hannas
                                              ----------------------
                                              Name:  Dimitris Hannas
                                              Title: Director
                                              Date:  February 17, 2009


                                          GREENWICH HOLDINGS LTD.

                                          By: /s/ Dimitris Hannas
                                              ----------------------
                                              Name:  Dimitris Hannas
                                              Title: Director
                                              Date:  February 17, 2009

                                          JOHN FREDRIKSEN


                                          By: /s/ John Fredriksen
                                              ----------------------
                                              Name: John Fredriksen
                                              Date: February 17, 2009

Exhibit A

                                    AGREEMENT

     The undersigned agree that this Schedule 13G and amendments hereto filed on behalf of the supporting persons named herein, dated February 17, 2009 relating to the Common Stock, of Ship Finance International Limited shall be filed on behalf of the undersigned.

                                          FRONTLINE LTD.

                                          By: /s/ Jens Martin Jensen
                                               ----------------------
                                              Name:  Jens Martin Jensen
                                              Title: Acting Principal Executive
                                                     Officer
                                              Date:  February 17, 2009


                                          HEMEN HOLDING LTD.

                                          By: /s/ Dimitris Hannas
                                              ----------------------
                                              Name:  Dimitris Hannas
                                              Title: Director
                                              Date:  February 17, 2009


                                          FARAHEAD INVESTMENT INC.

                                          By: /s/ Marios Saveriades
                                              ----------------------
                                              Name:  Marios Saveriades
                                              Title: President
                                              Date:  February 17, 2009


                                          FARAHEAD HOLDING LTD.

                                          By: /s/ Dimitris Hannas
                                              ----------------------
                                              Name:  Dimitris Hannas
                                              Title: Director
                                              Date:  February 17, 2009


                                          GREENWICH HOLDINGS LTD.

                                          By: /s/ Dimitris Hannas
                                              ----------------------
                                              Name:  Dimitris Hannas
                                              Title: Director
                                              Date:  February 17, 2009

                                          JOHN FREDRIKSEN

                                          By:  /s/ John Fredriksen
                                               ----------------------
                                            Name:  John Fredriksen
                                            Date:  February 17, 2009

SK 23153 0001 960174 v3